C. H. ROBINSON WORLDWIDE, INC.
and Subsidiaries and Affiliates
CONFIDENTIALITY AND PROTECTION OF BUSINESS AGREEMENT

This Confidentiality and Protection of Business Agreement (“Agreement”) is made and entered into between C. H. Robinson Worldwide, Inc., a Delaware corporation, and its subsidiaries and affiliated companies (collectively referred to as “Company”) and _______________________________________, hereinafter referred to as “employee,” or “I,” or “me.”
(PRINT NAME)

I.
RECITALS

Employee agrees and acknowledges that Employee wishes to be employed or continue to be employed by C.H Robinson Worldwide, Inc., or one of its subsidiary or affiliated companies in a significant position involving important contact and relationships with the Company’s customers, carriers, vendors, and other business partners in which Employee will represent the Company and have access to the Company’s confidential and proprietary business information. Employee wishes to enter into and/or continue such employment with the potential of increased responsibility and knowledge about the Company's affairs.

Employee and Company agree that Company will give Employee access to Company’s highly sensitive, confidential, and proprietary information and provide Employee opportunities to represent the Company in important relationships with customers, carriers, vendors and/or other business partners.

Employee hereby confirms that Employee has no obligations or commitments, whether by contract or otherwise, inconsistent with Employee’s obligations to the Company.

As a condition of employment or continued employment, Employee agrees to be bound by and act in accordance with this Agreement. In consideration of the mutual obligations incurred and benefits obtained hereunder and other good and valuable consideration (including, without limitation, access to Company’s confidential information, customers, carriers, and other business partners, opportunities for learning and experience, opportunities for increased compensation and other benefits, restricted stock opportunities, bonus opportunities, and opportunities for advancement) which would not be available to Employee except in return for entering into this Agreement and the sufficiency of such valuable consideration Employee hereby acknowledges, Company and Employee agree as follows:

II.
DEFINITIONS

In this Agreement:

A.    “Business Partner” means any Customer, Carrier, consultant, contractor, supplier, vendor, or any other person, company, organization, or entity that has conducted business with or potentially could conduct business with the Company in any of the Company Businesses.

B.    “Carrier” means any person, company or organization that the Company has engaged or potentially could engage for transportation services in any of the Company Businesses.

C.    The "Company" means C.H. Robinson Worldwide, Inc., and all existing or future affiliated corporations including all subsidiaries, divisions and enterprises owned or controlled by those corporations.

D.    The “Company Businesses” shall mean freight brokerage and contracting, contract logistics, freight forwarding or backhauling, transportation logistics, transportation-related payment and information systems, custom house brokerage businesses, the purchase, sale and sourcing of fresh fruits and vegetables, and other businesses the Company may become involved in now or in the future during Employee’s employment with Company (collectively referred to as the “Company Businesses”),

E.    "Confidential Information"

1.    "Confidential Information" shall mean all information written (or generated/stored on magnetic, digital, photographic or other media) or oral, relating to any aspect of the Company Businesses, existing or reasonably foreseeable, which is disclosed to Employee, to which Employee was given access, or which was conceived, discovered or developed by Employee (alone or jointly with others), and which is not generally known or which is proprietary to Company, including but not limited to: Company’s strategic and other business plans, designs, information relating to employees or Business Partners, customer and/or carrier lists, and marketing information, aids or materials, accounting information, merchandising information, rate and/or pricing information, and information-gathering techniques and methods, and all accumulated data, listings, or similar recorded matter used or useful in freight brokerage and contracting, contract logistics, freight forwarding and backhauling (all modes), transportation logistics, transportation-related payment and information systems, custom house brokerage businesses, and/or the purchase, sale and sourcing of fresh fruits and vegetables including, but not limited to, the Business Partner, customer and carrier lists, business forms, weekly loading lists, service contracts, all pricing information, all contract terms, tariff information, and computer programs, software and/or code.

2.    All information disclosed to me, or to which I have access during the period of my employment, for which there is any reasonable basis to be believed is, or which appears to be treated by the Company as, Confidential Information, shall be presumed to be Confidential Information hereunder, and Employee agrees to treat all the following as Confidential: (a) all information contained on any computer or computer system of Company; and (b) all information which has been disclosed to Employee or to which Employee has access during the period of employment with Company which Company does not intentionally disclose to the general public.

F.    "Competing Business" means any person, business, firm, entity, undertaking, company or organization, other than the Company, which:

1.	is engaged in, or is about to become engaged in a business or businesses the same or similar to the Company Businesses, or

2.
regardless of the nature of its business, either competes directly or indirectly with the Company in any of the Company Businesses, including but not limited to any activities that involve offering or providing products or services that are the same or similar to products or services offered by the Company or which could be used in place of products or services offered by the Company, or

3.	any person, company or organization engaged in the produce or transportation or logistics industries as a shipper, receiver or carrier, or

4.	the provision of payment, financing, and information services to entities engaged in the transportation or logistics industries.

G.    "Customer" means any person, company or organization that has engaged or potentially could engage the Company's services in any of the Company Businesses.
III.
NATURE OF EMPLOYEE'S ACTIVITIES

A.    I am aware and acknowledge that the Company has developed a special competence in the Company Businesses, and has accumulated as proprietary information (not generally known to others) Confidential Information and more and better information about Business Partners, shippers, carriers, truckers, trucking equipment, railroads, ocean carriers, foreign agents, customers, purchasing agents and similar matters which are of unique value in the conduct and growth of the Company's Businesses. This proprietary pool of information has enabled the Company to conduct the Company Businesses with unusual success and has thus afforded unusual job opportunities and potential to its employees.

B.    In the course of my employment, I wish to be employed in a position or positions with the Company in which I may receive or contribute to Confidential Information. It is my desire to continue progressing in the Company, which could include sales, operations, management, carrier, and customer-related capacities, and I recognize that optimum progression and specialization cannot take place unless Confidential Information, including information relating to technology, processes, plans, development, activity, Business Partners, other employees, and the like, is entrusted to me.

C.    In exchange for my promises and commitments in this Agreement, the Company will provide me with Confidential Information to permit me to carry out, perform, and fulfill my job responsibilities and have greater opportunities to advance in my career. I acknowledge that the Company may provide me with such Confidential Information, and I further acknowledge that in the course of carrying out, performing and fulfilling my responsibilities for the Company, I have been given Confidential Information relating to the Company's Businesses, and I recognize that disclosure of any such Confidential Information to a Competing Business, to the general public, or for any reason or under any circumstance other than to further the Company’s business would be highly detrimental to the Company. I further acknowledge that, in the course of performing my obligations to the Company, I will be a representative of the Company to many of the Company's Business Partners and, in some instances, may be the Company's sole and exclusive contact with a Business Partner. In this capacity, I will be given significant responsibility for maintaining or enhancing the business relationship and/or goodwill of the Company with such Business Partners.

IV.
PROTECTION OF BUSINESS

Therefore, in consideration of the Company’s entrusting me with Confidential Information and the opportunity to represent the Company in dealings with Business Partners, in consideration of my employment by the Company, in consideration of the compensation, benefits, and opportunities available to me through such employment, and in consideration of the other benefits and covenants provided to me by this Agreement,

I hereby agree as follows:

A.    Except as may be required in the performance of my employment duties with the Company, I will never at any time (whether during or after employment with Company) use, disclose, copy or assist any other person, entity, or organization in the use, disclosure or copying of any Confidential Information.

B.    Upon the termination of my employment with the Company or at any other time requested by the Company, all Confidential Information, including files, records, data, copies, summaries, or abstracts containing or reflecting Confidential Information, in my possession, custody, or control, whether prepared by me or others, and regardless of how the same came into my possession, custody, or control, will be turned over to the Company by me.

C.    For a period of two (2) years after the termination of my employment with the Company, however occasioned and for whatever reason, I will not:

1.    Directly or indirectly, for the benefit of any Competing Business (including a business which I may own in whole or in part), solicit, engage, sell or render services to, or do business with any Business Partner or prospective Business Partner of the Company with whom I worked or had regular contact, on whose account I worked, or with respect to which I had access to Confidential Information about such Business Partner at any time during the last two years of my employment with the Company; or

2.    Directly or indirectly recruit, hire or solicit any employee or agent of the Company for employment or service with or on behalf of any Competing Business or attempt to interfere with the contract or relationship between the Company and any of its employees or agents, or directly or indirectly cause or attempt to cause any employee or agent of the Company to terminate or reduce such person’s employment or service with the Company.

3.    Directly or indirectly cause or attempt to cause any Business Partner of the Company with whom the Company has done business or sought to do business within the last two (2) years of my employment to divert, terminate, limit or in any manner modify, decrease or fail to enter into any actual or potential business relationship with the Company.

4.It is understood by me and agreed to by the Company that upon the termination of my employment hereunder, I will not be restricted territorially from competing with the Company so long as I comply with the provisions of Part IV herein.

5.It is further understood and agreed that the running of the two (2) year period of restriction set forth in Part IV C shall be tolled during any time period in which I violate the provisions of Part IV C.

D.    I will devote my entire time, attention, and energies to the business of the Company and shall not, during the period of my employment, be engaged in any other employment or business activity whether or not such activity is pursued for gain, profit or other pecuniary advantage. This restriction, however, shall not be construed as preventing me from investing my assets in such form or manner as will not require any services on my part in the day-to-day operation of the affairs of the companies in which such investments are made.

E.    I will comply with all applicable state and federal laws and regulations, and all the policies, rules, or codes of conduct generally in effect for employees of Company during my employment.

V.
INVENTION

A.    Employee shall communicate to Company as promptly and fully as practicable all Inventions (as defined below) which are (or were) conceived or reduced to practice by Employee (alone or jointly with others) (1) during Employee’s employment with Company, (2) within one (1) year following the termination of Employee’s employment with Company for any reason (and whether occasioned by Employee or Company). Employee hereby assigns to Company and/or its nominees, all of Employee’s right, title, and interest in such Inventions, and all of Employee’s right, title, and interest in any patents, copyrights, patent applications, or copyright applications based thereon. Employee shall assist Company and/or its nominees (without charge but at no expense to Employee) at any time and in every proper way to obtain for Company and/or its nominees the benefits, patents and copyrights for all such Inventions anywhere in the world and to enforce its and/or their rights in legal proceedings. To the extent any materials prepared by Employee (alone or jointly with others) during Employee’s employment with Company include material subject to copyright protection (or other intellectual property protection), it is understood and agreed that such materials have been specially commissioned by Company and they shall be deemed "work for hire" as such term is defined under U.S. copyright law. Employee acknowledges and agrees that all documents, digitally, magnetically or optically encoded media, and other tangible materials created by Employee (alone or jointly with others) during Employee’s employment with Company shall be owned by Company. Employee irrevocably acknowledges Company's sole ownership in all right, title, and interest to all work created by Employee during Employee’s employment with Company and further agrees to engage in no conduct and take no position inconsistent with such sole ownership by Company.

B.    As used in this Section, the term “Invention” includes, but is not limited to, all inventions, discoveries, improvements, processes, developments, designs, know-how, data, computer programs and formulae, whether patentable or unpatentable or protectable by copyright, trademark, or other intellectual property law.

C.    Any provision in this Section requiring Employee to assign Employee’s rights in any Invention does not apply to an Invention which qualifies for exclusion under the provisions of Minnesota Statute Section 181.78. That section provides that the requirement to assign “shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.” Employee understands that Employee bears the burden of proving that an Invention qualifies for exclusion under Minnesota Statute Section 181.78.

D.     Employee also assigns to Company (or to any of its nominees) all rights which Employee may have or acquire in any Invention, full title to which is required to be in the United States by a contract between Company and the United States or any of its agencies.

E.    Employee hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and on Employee’s behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed and delivered by Employee.

VI.
EXIT INTERVIEW

To ensure a clear understanding of this Agreement and my post-employment obligations to the Company, I agree to engage in an Exit Interview with the Company at a time and place designated by the Company. The Company, at its option, may elect to conduct the Exit Interview either at the Company's principal headquarters in Minneapolis, Minnesota, or through written correspondence, or by phone; provided, however, that the Company shall pay all reasonable travel and lodging expenses incurred by me in attending such Exit Interview if the Company requires my personal attendance.

VII.
INJUNCTIVE RELIEF

Employee acknowledges and agrees that any violation of Part IV above would be highly injurious to Company, and that it would be extremely difficult to fully compensate Company for damages for any such violation. Accordingly, Employee specifically agrees that in the event of a breach or threatened breach of Part IV above, the Company shall be entitled to a temporary and/or permanent injunction restraining such breach, without the necessity of proving actual damages. Employee further agrees that a reasonable and proper bond for any such injunctive relief would be five hundred dollars ($500.00). Company shall further be entitled to recover all attorneys’ fees reasonably incurred in establishing such violations of this Agreement; but nothing herein shall be construed as prohibiting the Company from pursuing damages or any other remedy available to it at law or in equity, in addition to injunctive relief, for such breach or threatened breach.

VIII.
SEPARATE AND DIVISIBLE COVENANTS

The covenants contained in this Agreement are intended to be separate and divisible covenants, and if, for any reason, any one or more thereof shall be held to be invalid or unenforceable, in whole or in part, it is agreed that the same shall not be held to affect the validity or enforceability of any other covenant or part of this Agreement. To the extent any of the terms or time periods set forth in Part IV are determined by a Court of competent jurisdiction to exceed the restrictions permitted by law, then any such term or time period shall be equitably modified to the extent necessary to comply with the applicable law, but the parties understand and agree that they intend such terms to be enforced to the maximum permitted by the law.

IX.
DISPUTES

A.Except as provided below, all Claims the Company might bring against Employee and all Claims Employee might bring against Company and/or any officers, directors, employees, or agents of Company shall be deemed waived unless submitted to mediation, and thereafter, if mediation is unsuccessful, to final and binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, modified as follows: (1) the arbitration need not actually be administered by the American Arbitration Association; (2) the parties shall share equally in the fees and costs for the arbitrator and the arbitration process, except that the arbitrator may award such fees and costs to the prevailing party as part of a final decision; (3) any mediation or arbitration shall be governed by the Company’s Employment Dispute Mediation/Arbitration Procedure, which is available on the Company Intranet; (4) dispositive motions shall be permissible and not disfavored in any arbitration, and the standard for deciding such motions shall be the same as under Rule 56 of the Federal Rules of Civil Procedure; (5) except on a substantial showing of good cause, discovery will be limited to the exchange of relevant documents and three depositions per side; and (6) except as mutually agreed at the time between Employee and Company, neither Employee nor Company may bring any Claim combined with or on behalf of any other person or entity, whether on a collective, representative, or class action basis or any other basis. In the case of any conflict between the rules and procedures for either mediation or arbitration, the priority and order of precedence shall be as follows: (1) the rules and procedures stated herein; (2) the Company’s Employment Dispute Mediation/Arbitration Procedure; (3) the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association.

B.For purposes of this Agreement, “Claims” shall include, but not limited to, all claims directly or indirectly related to Employee’s recruitment, employment, compensation or benefits (except that for any claims under an employee benefit or pension plan that specifies a claim procedure, such claim procedure must first be exhausted before a claim, if any, may be pursued under this Agreement) or termination of Employee’s employment with Company, including, but not limited to, alleged violations of Title VII of the Civil Rights Act of 1964, sections 1981 through 1988 of Title 42 of the United States Code and all amendments thereto, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act of 1990 (“ADA”), the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefits Protection Act of 1990 (“OWBPA”), the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and any and all claims under federal, state, and local laws or regulations (including all such laws and regulations pertaining to employment or prohibiting discrimination). This Section shall not apply to any of the following: (1) Worker's Compensation claims; (2) claims related to unemployment insurance; (3) any claims by Company to enforce Parts IV or V of this Agreement; (4) any claims by Company that include a request for injunctive or equitable relief, including, without limitation, claims related to its enforcement of any restrictive covenants, non-solicitation obligations, and/or confidential information provisions contained in any Company policy and/or agreement(s) entered into between Employee and Company; and/or (5) any claims to protect the Company’s trade secrets, confidential or proprietary information, trademarks, copyrights, patents, or other intellectual property.

C.This Section shall continue in full force and effect during Employee’s entire employment with Company and after such employment has terminated, regardless of the reason for such termination and whether termination was voluntary or involuntary. This Section shall be binding upon the heirs, successors, and assigns of Employee and Company, and any person or entity asserting Claims or seeking relief of any kind on behalf of Employee or Company shall be bound by this Agreement to the fullest extent permitted by law.

D.If any portion of this Section is determined to be void or unenforceable, then the remaining portions of this Section shall continue in full force and effect, and this Agreement may be modified to the extent necessary, consistent with its fundamental purpose and intent, in order to make it enforceable.

X.
GOVERNING LAW AND VENUE

I agree that all of my obligations hereunder shall be binding upon my heirs, beneficiaries, and legal representatives and that the law of the State of Minnesota shall govern as to the interpretation and enforceability of this Agreement without regard to conflicts of law principles. Employee and Company agree that any claim or dispute between them shall be adjudicated or arbitrated exclusively in the State of Minnesota, Hennepin County District Court, or the United States District Court for the District of Minnesota. Employee and Company hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is inconvenient or improper.

XI.
MISCELLANEOUS

A.    Withholding Taxes. Company may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement or any other contract, agreement or understanding which relates, in whole or in part, to Employee’s employment with Company are withheld or collected from Employee.

B.    Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing.

C.    No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than as specifically set forth in the waiver.

D.    Assignment. Employee may not assign any right, interest, or obligation under this Agreement, in whole or in part, without the written consent of Company. Company will be free to assign its rights, interests, and obligations under this Agreement without the consent of Employee. After any such assignment by Company, Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be Company for the purposes of all provisions of this Agreement including this Section.

Executed at Eden Prairie, Minnesota, this _______ day of ___________________, 20_____.

By:	C. H. ROBINSON WORLDWIDE, INC.,

President and Chief Executive Officer

EMPLOYEE: